                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                       Home Security International, Inc.
                       ---------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.001 per share
                    ---------------------------------------
                        (Title of Class of Securities)

                                   43733-107
                                   ---------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

-----------------------                                  ---------------------
  CUSIP NO. 65715D100               13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FAI Insurances Limited

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Australia

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,150,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,150,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,150,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      41.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

Item 1 (a)    Name of Issuer:
----------    Home Security International, Inc.

Item 1 (b)    Address of Issuer's Principal Executive Offices:
----------    Level 7, 77 Pacific Highway
              North Sydney, NSW 2060
              Australia

Item 2 (a)    Name of Person Filing:
----------    FAI Insurances Limited

Item 2 (b)    Address of Principal Business Office, or, if none, Residence:
----------    12th Floor
              185 Macquarie Street
              Sydney, NSW 2000
              Australia

Item 2 (c)    Citizenship:
----------    Australia

Item 2 (d)    Title of Class of Securities:
----------    Common Stock, par value $0.001 per share

Item 2 (e)    CUSIP Number:
----------    43733-107

Item 3        Not Applicable.
------

Item 4        Ownership:
------

              The following information is provided as of December 31, 1997:

              (a)  Amount Beneficially Owned:   2,150,000

              (b)  Percent of Class:    41.7%

              (c)  Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote: 2,150,000
                   (ii)  shared power to vote or to direct the vote: 0
                   (iii) sole power to dispose or to direct the disposition of:
                         2,150,000
                   (iv) shared power to dispose or to direct the disposition of: 0

Item 5        Ownership of Five Percent or Less of a Class:   Not Applicable
------

Item 6        Ownership of More than Five Percent on Behalf of Another Person:
------        Not Applicable

Item 7        Identification and Classification of the Subsidiary Which Acquired
------ the Security Being Reported on By the Parent Holding Company: Not Applicable

Item 8        Identification and Classification of Members of the Group: Not
------        Applicable

Item 9        Notice of Dissolution of Group: Not Applicable
------

Item 10       Certification: Not Applicable
-------


Signature
---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       -----------------------------------------
                                                          Date

                                       -----------------------------------------
                                                        Signature

                                       Timothy M. Mainprize, Director of Finance
                                       -----------------------------------------
                                                        Name/Title


Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).